                          EMPLOYMENT AGREEMENT


                               between


                           OnTrak Systems, Inc.
                                  and
                            James W. Bagley

                              May 17, 1996


 1. Employment                                                   1

 2. Position and Responsibilities                                1

 3. Terms and Duties                                             1

 4. Compensation and reimbursement of Expenses;
    Other Benefits                                               2

 5. Benefits Payable Upon Disability or Death                    4

 6. Obligations of Executive During and After Employment         4

 7. Termination By Company                                       5

 8. Termination by Executive                                     5

 9. Change in Control                                            7

10. Compensation Following Change in Control                     7

11. Bonus Payment                                                7

12. Acceleration of Options; Loans                               7

13. Gross-Up Payments                                            8

14. Additional Gross-Up Payments                                 9

15. Company's Insurance on Executive                             9

16. No Obligation to Mitigate Damages                            9

17. Arbitration                                                 10

18. Notice                                                      10

19. Non-Waiver; Complete Agreement; Governing Law               11

20. Legal Fees and Expenses                                     11

21. Severability                                                11

22. Counterparts                                                11

     EMPLOYMENT AGREEMENT

This AGREEMENT, made effective as of May 17, 1996, between OnTrak Systems, Inc., a California corporation (the "Company"), a corporation having its principal office at 1010 Rincon Circle, San Jose, California 95131, and James
W. Bagley ("Executive").

     RECITALS

The Company desires to engage the services and employment of Executive on its own behalf and on behalf of its affiliated companies for the period provided in this Agreement, and Executive is willing to accept employment by the Company for such period, upon the terms and conditions hereinafter set forth.

The execution for this Agreement has been duly authorized by the Board of Directors of the Company ("Board"), and the terms of compensation contained herein have been approved by the Compensation Committee of the Board
(the "Committee").

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. Employment. The Company agrees to employ Executive and Executive agrees to accept employment by the Company, for the period stated in Section 3 hereof and upon the other terms and conditions herein provided.

2. Position and Responsibilities. Effective June 1, 1996, Executive agrees to serve the Company and the Company shall employ Executive as Chairman of the Board and Chief Executive Officer of the Company.

3.  Terms and Duties.


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


(a) Term of Employment. The period of Executive's employment under this Agreement shall commence on the date of this Agreement and shall continue through May 31, 2003 (the "Term").

(b) Duties. During the Term and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote his best efforts and all his business time, attention, skill and efforts to the business and affairs of the Company and its affiliated companies, as such business affairs now exist and as they may be hereafter changed or added to, under and pursuant to the general direction of the Board; provided, however, that Executive may serve, or continue to serve, on the boards of the directors of and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with, or impair Executive's fiduciary obligations to, the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of Executive's duties pursuant to this Agreement, or conflict with Executive's obligations under Section 6 of this Agreement, it being understood that Executive may continue to perform advisory services to the Chairman of the Board of Applied Materials, Inc., provided such services do not concern or relate to chemical and mechanical wafer polishing technology and markets, wafer cleaning technology and markets, or the Company's business. The services which are to be rendered by Executive hereunder are to be rendered in the State of California, or in such other place or places in the United States or elsewhere as may be determined from time to time by the Board, but are to be rendered primarily at the headquarters of the Company in the State of California.

4.  Compensation and Reimbursement of Expenses; Other Benefits.

(a) Compensation. The Company shall compensate Executive during the term of this Agreement as follows:

(1) Base Salary. Executive shall be paid a base salary, adjusted as provided in Section 4(a)(iv), ("Base Salary") of not less than One Hundred Thousand Dollars ($100,000) per year in installments consistent with the Company's usual practices;

  (ii) Stock Options. Executive shall be granted non-qualified options to purchase shares of the Company's Common Stock on the effective date of this Agreement (the "Grant Date"). The exercise price of the options shall be the fair market value of the Company's Common Stock, which shall be deemed to be the closing price of the Company's Common Stock on the Grant Date as reported by the NASD National Market System. Such options will entitle Executive to purchase up to 800,000 shares of the Company's Common Stock, as follows:

(aa) Options to purchase 400,000 shares of the Company's Common Stock (the "Initial Shares") will vest on May 17, 1996. The options to purchase the Initial Shares will have a term of seven (7) years from the Grant Date, but if Executive voluntarily terminates his employment with the Company on or before November 17, 1997, the options for the Initial Shares will expire thirty (30) days after the termination date of Executive's employment by the Company.

(bb) Options to purchase an additional 400,000 shares of the Company's Common Stock (the "Subsequent Shares" will become exercisable in four equal installments commencing on the first anniversary of the Grant Date, and annually thereafter, and will have a term of seven (7) years from the Grant Date. Vesting of the options to purchase the Subsequent Shares will occur sooner upon satisfaction of the following conditions:

(1) The options to purchase the first 100,000 Subsequent Shares will become exercisable on the fifth (5th) consecutive trading day on which the Company's common stock price per share as reported on the NASD National Market System equals or exceeds by a factor of 2.0 the exercise price per share of this option as defined in Section 4(a)(ii).

(2) The options to purchase the second 100,000 Subsequent Shares will become exercisable on the fifth (5th) consecutive trading day on which the Company's common stock price per share as reported on the NASD National Market System equals or exceeds by a factor of 3.25 the exercise price per share of this options as defined in Section 4(a)(ii).

(3) The options to purchase the third 100,000 Subsequent Shares will become exercisable on the fifth (5th) consecutive trading day on which the Company's common stock price per share as reported on the NASD National Market System equals or exceeds by a factor of 5.0 the exercise price per share of this option as defined in Section 4(a)(ii).

(4) The options to purchase the fourth 100,000 Subsequent Shares will become exercisable on the fifth (5th) consecutive trading day on which the Company's common stock price per share as reported on the NASD National Market System equals or exceeds by a factor of 7.75 the exercise price per share of this option as defined in Section 4(a)(ii);

provided, however, in each of subsections (1) through (4) above, the exercise price per share of these options shall be adjusted appropriately to reflect stock dividends, stock subdivisions, stock combinations, and stock consolidations.

  (iii) Other Benefits. During the period of employment under this Agreement, Executive shall be entitled to receive all other benefits of employment generally available to other members of the Company's management and those benefits for which key executives are or shall become eligible, including without limitation medical, dental, disability and prescription coverage, life insurance and tax-qualified retirement benefits. Executive shall be entitled to four (4) weeks of paid vacation each year of his employment.

  (iv) Base Salary Review. The Company agrees to review Executive's Base Salary within twelve (12) months after his date of employment and annually thereafter or, if sooner, at the time period prescribed in salary administration practices applied generally to executive officers of the Company.

(b) Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement. The Company further agrees to furnish Executive with such assistance and office accommodations as shall be suitable to the character of Executive's position with the Company and adequate for the performance of his duties hereunder.

5.  Benefits Payable Upon Disability or Death.

(a) Disability. If during the Term Executive should fail to perform his duties hereunder on account of physical or mental illness or other incapacity which the Board shall in good faint determine renders Executive incapable or performing his duties hereunder, and such illness or other incapacity shall continue for a period of more than six (6) months ("Disability"), the Company shall have the right, upon written Notice of Termination (as hereinafter defined) given to Executive to terminate Executive's employment under this Agreement. During this period that Executive shall have been incapacitated due to physical or mental illness, Executive shall continue to receive full Base Salary at the rate then in effect until his Agreement is terminated pursuant to this Section 5(a). Thereafter, Executive shall be entitled to disability payments and coverage upon the basis available to Company executives under, and subject to the terms and provisions of, disability benefit plans of Company which are then in effect. All options exercisable by Executive on the date of termination of employment by reason of Disability shall remain exercisable for a period ending seven (7) years from the Grant Date.


(b) Death. If Executive shall die during the Term, the employment of Executive shall thereupon terminate and all options exercisable by Executive at the time of his death shall remain exercisable for a period ending seven
(7) years from the Grant date; provided that if Executive shall die within eighteen (18) months from the date of this Agreement, options to purchase the Initial Shares shall expire one year from the date of death. All options which are exercisable on the date of Executive's death shall be exercisable by the Executive's designated beneficiary, or if no such beneficiary survives Executive, by the executor or administrator of his estate.

(c) Other Benefits. The provisions of this Section 5 shall not affect the entitlements of Executive's heirs, executors, administrators, legatees, beneficiaries or assigns under any employee benefit plan, fund or program of the Company.

6.  Obligations of Executive During and After Employment.

(a) Executive agrees that during the term of his employment under this Agreement, he will engage in no other business activities, directly or indirectly, which are or may be competitive with or which might place him in a competing position to that of the Company, or any affiliated company, without the written consent of the Board.

(b) Executive realizes that during the course of his employment he will have produced and/or have access to confidential information, records, notebooks, data, formulae, specifications, trade secrets, customer lists, inventions and processes of Company and its affiliated companies. Therefore, during or subsequent to his employment by Company, or by an affiliated company, Executive agrees to hold in confidence and not directly or indirectly to disclose or use or copy or make lists or any such information, except to the extent authorized by the Company in writing. All records, files, drawings, documents, equipment, and the like, or copies thereof, relating to the Company's business, or the business of an affiliated company, which Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of Company, or of an affiliated company, and shall not be removed from the Company's or the affiliated Company's premises without its written consent, and shall be promptly returned to the Company upon termination of the Executive's employment with the Company and its affiliated companies.

(c) Executive shall executed the "Proprietary Rights and Confidentiality Agreement" attached hereto as Exhibit A and made a part hereof by reference.

7.  Termination By Company.

(a) Termination For Cause. The Company may terminate the employment of Executive "for Cause" at any time upon written Notice of Termination to Executive specifying the cause of termination. If terminated pursuant to this
Section 7(a), Executive's then current Base Salary shall be paid on a prorated basis to the Date of Termination. Stock options exercisable by Executive on the Date of Termination shall expire thirty (30) days following the Date of Termination, and no additional options shall become exercisable following the Date of Termination. For purposes of this Agreement, "for Cause" shall mean the discharge resulting from a determination by the Board that Executive (I) has been convicted of a crime involving moral turpitude, including fraud, theft or embezzlement, (ii) has failed or refused (in a material respect) to follow reasonable policies or directives established by the Board which failure or refusal continues for twenty (20) days following written notice thereof to Executive, or (iii) has continued to engage, after twenty (20) days written notice, in any act that constitutes a breach of his fiduciary duties to, or involves a conflict of interest with, the Company or involves a usurpation of ma material opportunity of the Company. A termination by the Company under this Section 7(a) shall not prejudice any remedy to which the Company may be entitled either at law, in equity, or under this Agreement.

(b) Termination Without Cause. The Company may terminate the employment of Executive without Cause at any time upon written Notice of Termination given to Executive; provided, however, that the Company shall be obligated to pay Executive, as severance, a lump sum of Seven Hundred Fifty Thousand Dollars ($750,000), and all stock options held by the Executive on the Date of Termination shall immediately become fully exercisable. Such options shall remain exercisable for seven (7) years following the Grant Date.

8.  Termination by Executive.

(a) Termination For Good Reason. If Executive terminates his employment hereunder for Good Reason (as hereinafter defined), he shall be entitled to the benefits set forth herein applicable to termination without Cause as set forth in Section 7(b) hereof. For the purposes of this Agreement, "Good Reason" shall mean:

(I) assignment to the Executive of duties inconsistent with his responsibilities as they existed on the date of this Agreement, a substantial alternation in the title of Executive (so long as the existing corporate structure of the Company is maintained) or substantial alteration in the status of Executive in the Company organization;

  (ii)   reduction by the Company in the Executive's Base Salary;

  (iii) failure by the Company to continue in effect, without substantial change, and benefit plan or arrangement in which Executive was participating or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other Company executives); or

  (iv) any material breach by the Company of any provision of this Agreement without the Executive having committed any material breach of his obligations hereunder, which breach is not cured within twenty (20) days following written notice hereof to the Company of such breach.

(b) Termination Without Good Reason. If Executive terminates his employment hereunder without Good Reason his then current Base Salary shall be paid on a prorated basis to the Date of Termination. If such termination occurs within eighteen (18) months from the date of this Agreement, Executive's option to purchase the Initial Shares shall expire thirty (30) days following the Date of Termination and no additional unexercisable options held by Executive on the Date of Termination shall vest. Except as set forth above, vested options to purchase Initial and Subsequent Shares will expire seven (7) years from the Date of Grant.

(c) Any purported termination of Executive's employment shall be communicated by notice of termination to the Executive in accordance with
Section 18, and shall state the specific termination provisions in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment ("Notice of Termination"). If the Executive terminates for Good Reason, he shall give the Company a Notice of Termination.

(d) For all purposes, "Date of Termination" shall mean, for Disability, 30 days after Notice of Termination is given to the Executive (provided the Executive has not returned to duty on a full-time basis during such 30-day period), or, if the Executive's employment is terminated by the Company for any other reason, or if by the Executive for Good Reason, the date on which a Notice of Termination is given.

9.   Change in Control.

(a) No compensation shall be payable under Section 10, 11, 12, 13 or 14 unless and until there shall have been a Change IN Control of the Company while the Executive is still an employee of the Company.

(b) For the purposes of this Agreement, a Change of Control shall be deemed to have occurred if (I) there shall be consummated (aa) any reorganization, consolidated or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, in either case other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (bb) any sale, lease, exchange or other transfer (in one transaction or a series of related


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

transactions) of all, or substantially all, of the assets of the Company, or
(ii) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the Company's outstanding Common Stock, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute not less than one-half of the membership thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

10. Compensation Following Change in Control. If a Change in Control occurs while the Executive is still an employee of the Company, the Executive shall be entitled to the bonus payment provided in Section 11 hereof and shall, in addition, be entitled to the compensation provided in Sections 5, 7 and 8 hereof upon the subsequent termination of the Executive's employment with the Company.

11. Bonus Payment. If a Change in Control of the Company occurs before November 17, 1996 (whether or not the Executive continues in the employ of the Company thereafter), the Company shall pay to the Executive, as a bonus, a lump sum of Four Million Dollars ($4,000,000). If a Change in Control of the Company occurs on or after November 17, 1996 (whether or not the Executive continues in the employ of the Company thereafter), the Company shall pay to the Executive, as a bonus, a lump sum of Two Hundred Fifty Thousand Dollars ($250,000); provided, however, that in the sole discretion of the Committee, such amount may be increased to an amount not to exceed Five Hundred Thousand Dollars ($500,000). Any payment required under this
Section 11 shall be paid in cash no later than 30 days following the Change in Control of the Company.

12. Acceleration of Options; Loan. All options granted pursuant to Section 4(a)(ii) shall be accelerated and become immediately exercisable sufficiently prior to a Change in Control of the Company as to permit the Executive to exercise all such options upon any such Change in Control of the Company. The Company shall lend to the Executive, as requested by the Executive, an amount up to Four Million Dollars ($4,000,000) to permit the Executive to exercise such options. Such loan shall be secured by shares of stock acquired pursuant to the exercise of options, shall bear interest at the lowest rate of interest as shall not result in the imputation of interest under the Internal Revenue Code (the "Code") or applicable Regulations thereunder, and shall carry a term of not to exceed seven months from the date the loan is made.

13. Gross-Up Payments. In the event that Executive becomes entitled to any payment or benefit in connection with a Change in Control of the Company (a "Payment"), whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any successor to the Company, any person whose actions result in a Change in Control of the Company, or any corporation ("Affiliate") that is or becomes affiliated with the Company or such person, if any of the Payments will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Company shall pay to Executive, not later than the fifth day following each date ("Payment Date") on which Executive becomes entitled to receive any Payment (whether payable immediately or at a future date) that will be subject to the Excise Tax (but in no event later than the fifth day following Executive's termination of employment), an additional amount (collectively, the "Gross-Up Payments") such that the net amount retained by Executive, after deduction of any Excise Tax on the aggregate Payments received (or that Executive has become entitled to receive) as of such Payment Date and any federal, state or local income tax and Excise Tax upon the payment provided for by this Section 13, and after taking into account any Gross-Up Payments previously made pursuant to this Section 13, shall be equal to the aggregate Payments received (or that Executive has become entitled to receive) as of such Payment Date. For purposes of determining whether any Payment will be subject to the Excise Tax and the amount of such Excise Tax, (i) all amounts received in connection with Executive's employment by the Company or one of its subsidiaries or to be received by Executive in connection with a Change in Control of the Company, shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that in the written opinion of independent tax counsel selected by the Company's independent auditors and approved by Executive (which approval shall not be unreasonably withheld) ("Tax Counsel") which opinion shall be obtained at the Company's expense, any such payments or benefits (in whole or in part) do not constitute parachute payments or excess parachute payments (in whole or in part), or represent reasonable compensation for personal services to be rendered or actually rendered before the Change in Control in excess of the base amount, within the meaning of section 280G(b)(4)(B) of the Code, and (ii) the value of any non-cash benefit or any deferred cash payment included in the Payments shall be determined by the Company's independent auditors in accordance with the principles of section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of each Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in effect during the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in effect in the state and locality of his residence on the date of payment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, but assuming that Executive has no other deductions or credits available to reduce such taxes.

14. Additional Gross-Up Payments. If Executive is required to pay Excise Tax in addition to the amount reimbursed pursuant to Section 13 (any such event hereafter being referred to as a "Loss"), Executive shall notify the Company and the Company shall pay to Executive an amount (the "Additional Gross-Up Payment") which, after deduction of all income taxes and additional federal, state and local taxes (including, without limitation, any additional Excise
Tax) required to be paid by Executive in respect of receipt of such amount (assuming, for this purpose, that Executive is subject to the highest marginal rate of federal income taxation in effect during the calendar year in which the Additional Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in effect in the state and locality of Executive's residence on the date of payment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, but assuming that Executive has no other deductions or credits available to reduce such taxes), shall be equal to the sum of (i) the Excise Tax resulting in the Loss, and (ii) the net amount of any interest, penalties or additions to tax payable to any taxing authority (after allowing for the deduction of such amounts, to the extent properly deductible, for federal, state or local income tax purposes) as a result of the Loss. Each Additional Gross-Up Payment by the Company shall be made within 30 days after receipt of a written demand therefor from Executive accompanied by a written statement describing in reasonable detail the Loss in question, the amount of additional tax, interest, penalties or additions to tax and the calculation of the payment due in respect thereof.

15. Company's Insurance on Executive. The Company may secure in its own name, or otherwise, and at its own expense, life, health, accident and other insurance covering Executive, or Executive and others. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations and by signing, as the insured, such applications and other instruments in writing as may be reasonably required by the insurance companies to which application is made for such insurance. Executive agrees that he shall have no rights, title or interest in or to any insurance policies or the proceeds thereof which the Company may so elect to take out or to continue on his life.

16.  No Obligation to Mitigate Damages.

(a) Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by payment to him of retirement benefits after the date of termination of his employment.


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

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contact, plan or arrangement.

17. Arbitration. With the exception of matters arising under Section 6 of this Agreement, any controversy, dispute or claim between Company and Executive or between any employee of Company and Executive, including, but not limited to claims of race, age, gender, religious or national origin discrimination under the Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act, as amended; the California Fair Employment and Housing Act and any other federal, state or local laws; and those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the then current employment dispute resolution rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be rendered by any court having jurisdiction thereof. The location of the arbitration shall be in Santa Clara County, California.

In the event of a breach by Employee of any of the covenants contained in
Section 6 of this Agreement, it is recognized that Company shall be entitled to institute or prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement or to sue for specific performance, or injunction against performance of any acts or to seek any other available remedy.

18. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

OnTrak Systems, Inc.
1010 Rincon Circle
San Jose, California 95131
Attention: Kenneth J. Smith

If to the Executive:

James W. Bagley
27925 Roble Alto
Los Altos Hills, California 94022

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

19. Non-Waiver; Complete Agreement; Governing Law. No provisions of this Agreement may be modified, waived or discharged except in writing signed by both parties. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

20. Legal Fees and Expenses. The Company shall pay all reasonable legal fees and expenses which Executive may incur as a result of the Company's contesting the validity, enforceability or Executive's good faith interpretation of, or good faith determination under, this Agreement; provided, however, that the Company shall not pay any legal fees and expenses incurred by Executive in contesting the termination of Executive's employment for Cause or asserting that his termination was for Good Reason if, as a result of such contest, it is determined that the Executive was in fact terminated for Cause, or that he did not terminate his employment for Good Reason.

21. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company (pursuant to a resolution of its Board adopted at a duly constituted meeting) have executed this Agreement, effective as of the date first above written.

OnTrak Systems, Inc.
a California corporation

By  Kenneth J. Smith
    Chairman, President and
    Chief Executive Officer

James W. Bagley, Executive



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